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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                         Sunoco Logistics Partners L.P.


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
                                                                                          SIX MONTHS
                                                                                          ENDED JUNE
                                                                                            30,2004
                                                                                          ----------
       Fixed Charges:
         Interest cost and debt expense                                                   $  10,170
         Interest allocable to rental expense (a)                                               759
                                                                                          ---------
            Total                                                                         $  10,929
                                                                                          =========
       Earnings:
         Income before income tax expense                                                 $  31,081
         Equity in income of less than 50 percent owner affiliated
         companies (b)                                                                       (6,625)
         Dividends received from less than 50 percent owned affiliated
         companies (b)                                                                        6,461
         Fixed charges                                                                       10,929
         Interest capitalized                                                                    --
         Amortization of previously capitalized Interest                                         71
                                                                                          ---------
         Total                                                                            $  41,917
                                                                                          =========
       Ratio of Earnings to Fixed Charges                                                      3.84
                                                                                          =========
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(a)   Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.

(b) Reflects amounts attributable to interests in the following corporate joint ventures accounted for under the equity method: 9.4 percent in Explorer Pipeline Company, 31.5 percent in Wolverine Pipe Line Company,
      12.3 percent in West Shore Pipe Line Company, 14.0 percent in Yellowstone Pipe Line Company, and 43.8 percent in West Texas Gulf Pipe Line Company.